31 PAGES IN THIS REGISTRATION
                                 AMENDMENT NO 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       JURAK CORPORATION WORLD WIDE, INC.
                 (Exact name of issuer as specified in charter)

   Minnesota               2099                            41-1906059
(State or other            (Primary Standard               (I.R.S. Employer
Jurisdiction of            Industrial Class-               Identification No.)
incorporation or           ification Code Number
 organization)

                            1181 Grier Drive, Suite C
                             Las Vegas, Nevada 89119
                                 (800) 528-6642
                     (Address of principal executive office
                             and place of business)

                                 Charles Clayton
                                  527 Marquette
                              Minneapolis, MN 55402
                                 (612) 338-3738
                     (Name and address of agent for service)

                        Approximate date of commencement
                           of proposed sale to public
                    As Soon As Possible After Effective Date

         If any of the securities being registered on this Form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If any of the securities being registered on this Form pursuant to Rule 462(b), check the following box. [ ]

         If any of the securities being registered on this Form pursuant to Rule 462(c), check the following box. [ ]

         If any of the securities being registered on this Form pursuant to Rule 462(d), check the following box. [ ]

         If any of the securities being registered on this Form pursuant to Rule 434, check the following box. [ ]

         If any of the securities being registered on this Form pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
Title of            Amount to be      Proposed         Proposed              Amount of
each class          registered        Maximum          Maximum               Registration
Securities                            Offering         Aggregate             Fee
to be                                 Price/Share      Offering
Registered                                             Price
------------------------------------------------------------------------------------------

Common Stock      3,000,000         $5.00            $15,000,000              $5,357.14

Total                                                                         $5,357.14


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                              CROSS REFERENCE SHEET

ITEM

Outside Front Cover of Prospectus..FRONT OF PROSPECTUS
Inside Front Page of Prospectus....PAGE 2 PROSPECTUS
Summary Information/Risk Factors...PROSPECTUS SUMMARY
Use of Proceeds....................USE OF PROCEEDS
Determination of Offering Price....DESC OF SECURITIES
Dilution...........................DILUTION
Selling Shareholders...............N/A
Plan of Distribution...............THE OFFERING
Legal Proceedings..................N/A
Directors/Executive Officers.......MANAGEMENT
Security Ownership of Management...PRINCIPAL S.HOLDERS
Description of Securities..........DESC OF SECURITIES
Interest of Experts................N/A
Statement Re: Indemnification......INDEMNIFICATION
Organization Within 5 Years........PRINCIPAL S.HOLDERS
Description of Business............BUSINESS
Management Discussion & Analysis...MANAGEMENT DISCUSSION
Description of Property............BUSINESS
Interest in Certain Transactions...N/A
Certain Market Information.........PRINCIPAL S.HOLDERS
Executive Compensation.............EXECUTIVE COMMPENSATI
Financial Statements...............FINANCIAL STATEMENTS

                             3,000,000 Common Shares

                       Jurak Corporation World Wide, Inc.
                            1181 Grier Drive, Suite C
                             Las Vegas, Nevada 89119
                                 (800) 528-6642

                                 $.001 par value

         Jurak Corporation World Wide, Inc. (the Company) offers 3,000,000 shares of its common stock (the Offering) to its distributors in the form of a stock bonus for earning points, which bonus shares are issued by the Company at the offering price. The Company will not receive any proceeds from the stock.

         There is no underwriter or sales agent in connection with this offering. This offering will only be made to the distributors on behalf of the Company by certain of its officers and employees, without compensation, where permitted by law, or, if required by state law, through a broker-dealer. See "the Offering." There is no assurance that all of the shares will be distributed.

         THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISKS ASSOCIATED WITH THIS OFFERING. (See "Risk Factors on page 5 ").

         HOLDERS OF THE COMMON SHARE ARE RESTRICTED FROM TRANSFER FOR A PERIOD OF THREE YEARS FROM THE DATE OF ISSUE.

         Prior to this offering, no market existed for the common stock. There can be no assurance that the shares of common stock can be sold or that a trading market will develop, and, therefore, it might be difficult to sell such securities. (See "Risk Factors").

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Date of this Prospectus is May 28, 1999

         THE SHARES ARE OFFERED BY THE COMPANY SUBJECT TO WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER, WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT TO REJECT AN ORDER, IN WHOLE OR IN PART, FOR THE PURCHASE OF ANY OF THE SHARES OFFERED.

         No dealer, salesman or other person has been authorized in connection with this offering to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this Prospectus.

         The company will provide its shareholders with an annual report containing financial information that has been examined and reported upon, with an opinion expressed by an independent certified public accountant.

         Until 90 days from the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as sales agents and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

Prospectus Summary                                            4
The Company                                                   5
Risk Factors                                                  5
Dilution                                                      8
Use of Proceeds                                               8
Capitalization                                                9
Selected Financial Data                                       9
Management Discussion                                         10
Business.                                                     11
Management.                                                   14
Executive Compensation                                        14
Principal Shareholders                                        15
Description of Securities                                     16
Indemnification                                               17
The Offering.                                                 18
Transfer Agent and Registrar.                                 19
Legal Opinions.                                               19
Experts.                                                      19
Financial Statements

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE.


THE COMPANY

         Jurak Corporation World Wide, Inc.. (the "Company") is a Minnesota corporation, formed on November 3, 1997, for the purpose of manufacturing and marketing dietary and herbal supplement products. The product of the Company is the Jurak Classic Whole Body Tonic, a blend of medicinal herbs, intended to fortify the body and re-establish balance to the body. See "The Company"

         The Company is headquartered at Las Vegas, Nevada, and its telephone number is (800) 528-6642.

CERTAIN RISK FACTORS

         An investment in the Shares offered hereby is speculative and involves a high degree of risk. See "Risk Factors" and "Dilution"

THE OFFERING

Common Stock Offered  . . 3,000,000 Shares of Common Stock. See "Description of
                          Securities."

Number of Shares Outstanding
     Before Offering  . . 15,547,750 shares of common stock.

LIMITED DISTRIBUTION, LACK OF TRADING AND RESTRICTIONS ON TRANSFER

         This offering is only to distributors of the Company. Shares will be distributed as a stock bonus based on sales and bonus points.

         Before this offering there was no public market for the common stock. The Company has no arrangements with broker-dealers concerning the creation of a trading market for the common stock, nor is there any repurchase or put arrangement where the Company will repurchase the shares offered.

         In an attempt to insure that distributors have a continuing interest in the success of the Company, the Company will restrict transfer of the shares for three years.

                                  RISK FACTORS

         THE SHARES OFFERED ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISK ASSOCIATED WITH THIS OFFERING.

         Each offeree of the common stock offered should, prior to purchase, carefully consider the following risk factors, as well as other information contained herein:


         1. RETAIL MARKET AND VOLATILITY IN THE BUSINESS CYCLE. The Company believes that the dietary and herbal supplement market offers significant opportunities for expansion and profit potential. It is developing a strategy to pursue such opportunities. Retail markets, however, traditionally have been subject to variations in business cycles and there can be no assurance that the markets will continue to be favorable for the Company's operations or proposed expansion. In the event of a significant reduction in the market's breadth and strength, the Company may have difficulty in carrying out its proposed expansion plans. Moreover, the Company may need to adjust its plan of operations to fit unanticipated changes in the markets it serves. It should be understood that it may be difficult to raise capital for the Company on any acceptable terms.

         2. NO MARKET FOR SHARES. NO TRANSFER OF SHARES. Prior to this Offering, there has been no public market for the Shares and there can be no assurance that an active trading market will develop or be sustained following this Offering. In addition persons that acquire shares in this offering will be required to hold the shares for a period of three years before they may be transferred or sold.

         3. LIMITED OPERATING HISTORY. The Company was formed on November 3, 1997. The Company recognizes that it has a limited operating history by which an investor might judge its likelihood of success or failure. Its business plan is based on certain assumptions without the benefit of a lengthy operating history. At this time the Company has made no sales of its product, and has received no revenue from its product.

         4. RELIANCE ON MANAGEMENT AND KEY PERSONNEL. The Company's success depends in large part on its ability to attract, motivate and retain highly qualified management and personnel. Competition for such personnel is generally strong and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and operation of its business. The Company has no employment agreements with any of its personnel. The Company is heavily dependent upon the continued services of its present officers and directors. They have the major responsibility for review of opportunities and implementing the Company's growth plans. Consequently the loss of services of any or all of these persons would have an adverse effect on the Company. The Company has no "key man" insurance on any of its officers or directors. See "Management."

         5. COMPETITION. The Company expects to encounter competition in its efforts to establish its business. Many of these entities may have greater experience, resources and managerial capabilities than the Company and will therefore be in a better position than the Company to compete. On the other hand, the Company believes the dietary and herbal supplement business is in the early stages of growth and development, and the Company believes that due to this relative infancy it may have an opportunity for expansion and growth. The Company believes that the market is considerably larger than can be reasonably fulfilled by the current participants within the next few years. However, the Company's knowledge of privately-held competitors and their financial abilities is limited, and its assessment is subject to change. There can be no assurance that competitive pressures will be as the Company expects.

         6. NEED FOR ADDITIONAL CAPITAL. While the Company will be budgeting towards the achievement of its goals, there can be no assurance that the Company will be able to achieve its goals without additional capital. There can be no assurance that the Company will be able to raise the additional capital it may be seeking. Even if additional capital is obtained, there can be no assurance that the Company will be able to achieve its goals with additional capital, or that any new capital, if available, will be on terms favorable to the Company. The Company now has on hand $12,680 in cash. In addition it has on hand raw materials to manufacture 3,000,000 mono dose packages, which it feels is sufficient until June 30, 1999.

         7. CONTROL BY EXISTING MANAGEMENT OR OTHERS. Upon completion of this offering, the officers and directors will control a minimum of 42% of the Company's outstanding Common Stock. The directors may be in a position to control all of the affairs of the Company, including the election of members of the Board of Directors. See "Management."

         8. NO DIVIDENDS AND DISTRIBUTIONS. The Company's objective is for long-term capital appreciation of its shares. To the extent that income is derived from the Company's operations, it is likely that it will be used entirely to fund growth, rather than being distributed to the Company's shareholders. The timing and payment of any other distributions are left entirely to the discretion of the Company. Cash distributions of any kind are unlikely to occur, although the Company may elect to make tax-free issuances of additional shares in the form of stock splits or stock dividends, when and if such issuances are deemed appropriate, and there can be no assurance that such will occur.

         9. MANAGEMENT OF GROWTH. The Company's rapid growth has placed, and in the future may place, a significant strain on the Company's administrative, operational and financial resources and increased demands on its systems and controls. The Company anticipates that its continued growth will require it to recruit and hire a substantial number of new managerial and administrative personnel. The inability to continue to upgrade the operating and financial control systems, the inability to recruit and hire necessary personnel, or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations and financial condition.

         10. PENNY STOCK REGULATION. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stock generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. The Company's securities will be subject to the penny stock rules, and investors in this offering may find it more difficult to sell their securities.

         11. GOVERNMENT REGULATION. Nutritional supplements such as the Company's current and planned products are subject to governmental regulation concerning their use, labeling and marketing. The Company has retained an expert consultant in the Food and Drug Administration area of practice, William Appler. The Company believes that it is in compliance with government regulations in respect to use, labeling and marketing its products. The Company is unable to predict any future regulations that may be enacted, or what impact if any, they would have on the Company.

         12. COMPUTER YEAR 2000. The year 2000 creates problems for many users of computers. The Company intends to use computers extensively. The software used by the Company, most of it based on products from Microsoft Corporation, is all new and the software has addressed the year 2000 problem. As a result the Company's computers are ready for the year 2000, it will not cost more to address the year 2000 problem, there should be no risks associated with the year 2000, and it has no contingency plans as a result.

         13. POSSIBLE LITIGATION. The products of the Company are somewhat similar to other products on the market. There is a possibility that these manufacturers may sue the Company regarding its products. The Company is unable to predict any future litigation, or its effects.


                                    DILUTION

         As of March 31, 1999, the net tangible book value was $218,235, or $0.01 per common share for 15,547,750 shares outstanding. "Net Tangible book value" per common share represents the amount of total tangible assets of the company reduced by the amount of its total liabilities divided by the number of common shares outstanding. After giving effect to the issuance by the company of the 3,000,000 shares, the pro forma net tangible book value at March 31, 1999 would have been $0.01 per share. Dilution per share represents the difference between the price per share and the pro forma net tangible book value per share at March 31, 1999.

The following table illustrates this per share dilution as of March 31, 1999.



Net tangible book value
  before offering                                       $  .01
Decrease in net tangible book value
  attributable to increased number of shares            $  .003

Net tangible book value
         after offering.                                $  .01


                                 USE OF PROCEEDS

         The shares offered are to be used as an incentive to its distributors, and no cash proceeds will be generated to the Company.

         The Company expects to fund its working capital needs during the 18 months following June 30, 1998 through revenues from its business.


                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at March 31, 1999.

Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued $ --

Common stock $.001 par value, 150,000,000 shares authorized,

  15,547,750 shares issued and outstanding                                             $ 634,686

Deficit accumulated during the development stage                                        (416,451)

Net Capital                                                                            $ 218,235


                             SELECTED FINANCIAL DATA

         The following selected financial data of the Company as of May 31, 1998 have been derived from the financial statements of the Company which have been audited by House, Nezerka & Froelich, P.A., independent auditors. The selected operations data for the ten months ended March 31, 1999 and cumulative since inception to March 31, 1999 and balance sheet as of March 31, 1999 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus, which reflects in the opinion of management of the Company, all adjustments, consisting solely of normal recurring adjustments necessary for a fair statement of the financial data for such periods. The results of operations for the ten months ended March 31, 1999 are not necessarily indicative of results which may be expected for the entire year ending May 31, 1999 or for any other interim period.

                                    Year ended          Ten months         Cumulative
                                    May 31, 1998        ended              since inception to
                                                        March 31, 1999     March 31, 1999
                                    ------------        --------------     ------------------
Selected Balance Sheet Data

Cash and cash equivalents           $   251,132         $    12,684

Total assets                        $   332,119         $   446,191

Total stockholder's equity          $   217,641         $   218,235

Weighted average common shares       15,421,250          15,547,750

Selected Operations Data

Total revenues                      $     1,227         $    34,115          $  35,342
Net income (Loss)                   $  (100,795)        $  (315,656)         $(416,451)

Income per common share (Loss)      $      (.01)        $      (.02)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         The Company is relatively newly formed, and its operations to date have been in the areas of setting up the organization and financing.

         The Company had a small income from sales of its products from inception (November 3, 1997) to March 31, 1999 of $31,652. It also had interest income of $3,690 in that period. During the same period the Company expended general, administrative and pre-operating expenses of $447,747 for a net loss of $416,451. The general, administrative and pre-operating expenses included consulting expenses for Food and Drug Administration advice ($29,899), computer consultants ($44,712), and hardware and software ($15,749), raw materials ($16,367), travel ($82,416), office ($122,732), telephone expenses ($18,807), legal fees ($67,886), Rent ($37,999) and wages ($11,360).

         The Company has forecast sales and raw material and sales expenses, along with general operating expenses for the first year of operations. The forecast is that after five months raw materials, manufacturing and sales commissions will be approximately 60% ($768,000) of the gross sales ($1,280,000), and that the general operating expenses will be approximately 40% ($506,000) of the gross sales. As gross sales increase, by the end of one year, the raw materials, manufacturing and sales commissions will remain at approximately 60% ($2,112,000) of gross sales ($3,520,000), and general operating expenses will decrease ($1,045,000), which would lead to a net profit ($363,000). The Company has now received 806,736 mono doses for which it paid $138,881 (Canadian) to the supplier-manufacturer.

         Except for historical information, the matters discussed in this Prospectus are forward looking statements which involve risks and uncertainties, including, but not limited to economic, competitive, and technological factors affecting the Company's operations, markets, products, services, prices and other factors, which may cause actual results to differ materially from the results discussed in the forward looking statements.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has financed its operations with equity capital, and raised a total of $634,686. The business the Company is engaged in is not capital intensive, and the Company hopes to be able to finance its operations from the cash flow from sales of the products of the Company. The business of the Company is not capital intensive because it does not need to purchase any machinery, the costs of the raw material is negligible, and, because all sales will be by check or credit card, there will not be accounts receivable. The needs of the Company at this stage are for office space, a distribution facility to process orders, and computer equipment.

         The Company has no plans to raise additional capital through private placements or otherwise in the next 12 months. The only need for capital would be if the Company deemed it a good investment to do its own manufacturing. The issuance of shares in this offering will be an expense to the Company, based on the fair value of the stock or the value of services, whichever is more evident. This could have an adverse effect on the balance sheet of the Company and make it more difficult to issue other shares for cash to raise additional capital.

PRODUCT RESEARCH AND DEVELOPMENT

         The Company does not anticipate conducting any product research and development during the next 12 months that would require significant capital.

PURCHASES OR SALE OF PLANT AND EQUIPMENT

         The Company anticipates that it will not need any purchases of plant of equipment in the near future.

CHANGES IN NUMBER OF EMPLOYEES

         The Company anticipates that it will require a minimal office staff, and that sales of its products will be through independent distributors. It is anticipated that the independent distributors will recruit other independent distributors, and the sales force will grow in that manner.



                             BUSINESS AND PROPERTIES

         The Jurak Classic Whole Body Tonic was first developed in 1945 by Carl Jurak, the father of the founder of the Company. The tonic is a blend of medicinal herbs.

         The Jurak Classic Whole Body Tonic is supplied in bottles of one fluid oz. The bottles will come in boxes of 35 bottles.

         The tonic is a herbal supplement. The ingredients of the tonic include chamomile, dandelion, licorice, passion flower, peppermint, saw palmetto, and celery seed

         The Company has purchased its initial inventory of raw materials, and has made arrangements with a supplier, Confab Laboratories, Inc., to blend the raw materials and package them in the mono dose package. This supplier has the capacity to manufacture 180 million mono dose packages a year. There are a number of other suppliers, but the plan of the Company is to establish a long term relationship with the supplier to establish long term cost stability and first class service. The supplier began work to blend the product and bottle it during the last week of October, 1998, and by December 15, 1998 806,736 mono doses had been received by the Company. The Company has begun negotiations for a long term contract, which have not been finalized. In the interim the Company has paid the manufacturer $.17 (Canadian) for each mono dose manufactured.

         There are 30 separate ingredients to the tonic, all of them readily available from suppliers in Canada, the United States and France. The present inventory of raw materials came from eight suppliers. The Company has purchased an initial supply of raw materials, at a cost of $65,447. This initial supply of raw materials is enough to produce 3,000,000 one ounce mono dose packages. For the production of the pilot batch and samples there has been approximately 3% of the raw materials purchased used. The raw material and manufacturing costs are less than 15% of the wholesale selling price, or approximately 10% of the retail selling price.

         Management of the Company feels that with the 3,000,000 one ounce mono dose packages on hand, if all of them are sold it will generate sales of $3,400,000. This amount of sales will enable the Company to operate through June 30, 1999.

         The regulatory authority over dietary supplements is divided between the Food and Drug Administration (FDA) and the Federal Trade Commission (FTC). The FDA has authority to review the ingredients and safety, define misbranding, and punish adulteration. The FTC regulates claims made in advertising and promotional materials. The Company is a multi level distributor and does not advertise nor issue promotional materials, so its activities are not regulated by the FTC, only by the FDA.

         The Congress of the United States established standards governing dietary supplements when it enacted the Dietary Supplement Health and Education Act (DSHEA) in 1994. The focus of DSHEA has been to limit the authority of the FDA over dietary supplements. Now the DSHEA regulations, effective March 23, 1999, require certain additional labeling, all of which the tonic product contains. The display panel for the Company states: "Jurak Classic Whole Body Tonic Dietary Supplement," "Corrective and Digestive Herbal and Mineral Supplement." It adds "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to cure, mitigate, treat or prevent any disease." The labeling also includes nutritional labeling, including the Latin name and plant part.

         The Company filed a DSHEA required notice with the FDA that it was going to market the product, and the FDA has not objected. Management of the Company feels that it is in full compliance with the regulations of the FDA and the FTC.

         The Company has worked with consultants to make sure that the labeling of the product is correct and that the labeling is attractive. The labeling and boxes have been completed and the order has been placed with a printer. The cost of compliance is the cost of the consultants. The Company has had the ingredients approved in Canada, and the manufacturer is certified as a manufacturer in Canada.

         Management of the Company has examined the marketing practices of others, and has resolved to market the products through network marketing in the United States and throughout the rest of the world. Network marketing consists of distributors several layers deep that distribute product for a specific company. Profits come from commissions on direct sales and money earned on sales made by the network of downline distributors. Sales will be made by the distributors to individuals, there will be no sales to retailers.

         The Company will compete in the dietary supplement business, but there are few companies selling products similar to the product of the Company. One slightly similar product is Matol, for which Mr. Jurak worked for several years. Mr. Jurak has no present connection with Matol except as a shareholder. He is the holder of 2,000,000 preferred shares, which is one half of the preferred shares. His preferred shares, however, have no voting rights. Matol is based upon, but is a variation of, one of the many formulas of Carl Jurak. Matol's product is sold in the United States as KM, which is sold as a Potassium Mineral Supplement. There is at least one other product that is very similar to Matol, BOTANOL, which is sold as an improvement to KM. The formula used for the Jurak Classic Whole Body Tonic is different from those two in that it contains a greater quantity of herbs and minerals, and the herbs in them are not all tonic herbs, as is the case with the product of the Company, are not bi-directional and would not act to balance the ingredients in the body. The Company feels that any litigation from either of the other two products is remote. The Company has no patents or trademarks for its products.

         The Jurak Classic Whole Body Tonic is the only product of the Company at this time. However Carl Jurak developed several formulas, and some of them were manufactured and sold many years ago. There is a variety of organ specific herbal tablets and liquids as well as salves, ointments and liniments. The cost to develop them is minimal because the cost will be to prepare pilot batches, test them, and determine whether the product's ingredients and proposed labeling comply with FDA requirements.

         The Company intends to market the Jurak Classic Whole Body Tonic through network marketing, called the Jurak Career Plan. There are a number of steps in the Jurak Career Plan, starting with the Independent Distributor. An Independent Distributor registers with the Company and gets the right to sponsor other persons to purchase the product at a 30% discount from the retail price. There are points awarded for personal consumption or sale of products. One may become a Qualified Distributor when he has 160 points monthly.

         In addition to the money made by the distributor on sales the Company intends to issue shares of its stock to its distributors as an added incentive, with the agreement that the shares of stock are restricted from sale for three years from the time of issuance. A distributor who purchases enough product for 160 points, sponsors three persons who each purchase enough product for 160 points and who in turn sponsor three additional persons who each purchase enough product for 160 points will receive 10 certificates valued at $5.00 each. The aggregate value for certificates earned will be redeemable for shares at the current market price at the time of redemption.

         Network marketing is known for persons switching to another company with a better idea. The strategy of including the Company's distributors as shareholders is to keep the distributors close to the Company for a long time, and build into the future.

         Also with a consultant the Company has developed custom designed software to interface with the sales and bonus system. The software will also process currencies of other countries so that if there is expansion into other countries the system will be able to handle the volume.

         The Company will need credit card authorizations for the purchase of its products. It has invited requests for proposals with financial institutions and is in the process of selecting the financial institution as a processor for credit card purchases.

         The Company has leased 8,000 square feet of office space in Las Vegas, Nevada for its offices and warehouse, at an monthly rental of $6,000. The warehouse will be used to hold and distribute the Company's products. A part of the warehouse may be used for a research and development laboratory.

         The Company has six employees, and expects to have 20 employees within two months, none are represented by a labor organization. The 20 employees do not include independent distributors.


                                   MANAGEMENT

         The current officers and directors of the Company are as follows:
                                    Age              Position
                                    ---              --------

Anthony C. Jurak                    60               Chairman, Secretary

Roger Theriault                     52               President, Director


         Anthony C. Jurak, Mr. Jurak is the Chairman, Secretary, and a Director of the Company. Mr. Jurak has been Co-Chairman and Secretary Treasurer for more than the past 5 years of Matol Partners Corporation until February, 1997, and since has worked as a founder of the Company. While with Matol he was in charge of finances for six years, and then committed his time to marketing the products by traveling to sales and marketing meetings.

         Roger Theriault, Mr. Theriault is the President and a Director of the Company. Mr. Theriault was the Director of National Sales for Shaklee Canada from 1979 to 1984. During that time he was mostly involved in marketing of the Company's products, he was responsible for three regional sales managers and more than 100,000 distributors. He was the founder of Nova Santa Pacific International where he worked form 1989 to 1994. Since 1995 he has been a consultant to Triple Gold (Ecuador), Radical Advance Technologies and CiDem (France).

         The directors of the Company are elected annually by the shareholders for a term of one year or until their successors are elected and qualified. The officers serve at the pleasure of the Board of Directors.


                             MANAGEMENT REMUNERATION

         There are no officers or directors that received compensation in excess of $60,000 or more during the last year. Management has taken no remuneration to date, except as noted in Certain Transactions.


                              CERTAIN TRANSACTIONS

         Beginning in September, 1997, before the Company was incorporated, the founder of the Company, Anthony Jurak, began paying expenses for the start of the Company. The expenses paid were done by the personal credit cards of Mr. Jurak. Mr. Jurak was reimbursed for his expenses by the Company in the amount of $112,376 in August, 1998. Of the $112,376 paid to Mr. Jurak, $18,405 were personal expenses on his credit cards, and not expenses of the Company. As a result the $18,405 is income to Mr. Jurak.


                           DIVIDENDS AND DISTRIBUTIONS

         The Company has never paid any cash dividends and intends for the foreseeable future to retain any earnings to finance the growth of its business. Dividend policy will be determined by the Company's Board of Directors based upon consideration of the earnings of the Company, if any, its future capital needs and other relevant factors.


                             PRINCIPAL SHAREHOLDERS

         There are presently 15,547,750 shares of the Company's common shares outstanding. The following table sets forth the information as to the ownership of each person who, as of the date of this Offering Circular, owns of record, or is known by the Company to own beneficially, more than five per cent of the Company's common stock, and the officers and directors of the Company.

                                                         Percent
                                                --------------------------
                               Shares of        Prior to          After
Name                           Common Stock     Offering          Offering
--------------------------------------------------------------------------

Anthony Jurak (1)              6,150,000        40%               33%
1181 Grier Drive
Las Vegas, Nevada

Roger Theriault                1,500,000        10%                8%
1181 Grier Drive
Las Vegas, Nevada

Michael Fielding               1,500,000        10%                8%
37 Hill Street
St. Helier, Jersey Islands

Roger Matthews                 1,300,000         8%                7%
Beauchamp House
St. John, Jersey Islands

John H. Picken                   920,000         6%                5%
770 East Northcliffe Drive
Salt Lake City, Utah

All officers and directors     7,650,000        50%               42%
as a group

(1) Mr. Jurak's shares are in the name of Jurak Holdings, Ltd.



                            DESCRIPTION OF SECURITIES

         The company has authorized 150,000,000 shares of common stock, $.001 par value, and 50,000,000 preferred stock, $.001 par value. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

         Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

         The preferred shares are convertible into 10 common shares at a price of $.10 per share for a period of 10 years. The preferred shares have no voting rights, unless converted into common shares. There are no other preferences.


MINNESOTA ANTI-TAKEOVER LAW

          The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 restricts the voting of certain percentages of voting control to be acquired in a control share acquisition of the Company's voting stock (in excess of 20%, 33.3% or 50%) until after shareholder approval of the acquisition is obtained. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 203A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a majority of disinterested directors of the Company prior to the date the shareholder becomes an interested shareholder. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

         In the event of certain tender offers for capital stock of the Company,
Section 302A.675 precludes the tender offeror from acquiring additional shares of capital stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares of capital stock on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the Board of Directors consisting of all of its disinterested directors (excluding present and former officers of the Company) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

         These provisions of the Minnesota law could delay and make more difficult a business combination, particularly one opposed by the board of directors, even if the business combination could be beneficial, in the short term, to the interests of shareholders. These statutory provisions could also depress the price certain investors might be willing to pay in the future for shares of the Company's

Common Stock (because it may make hostile takeovers more difficult and costly, and therefore, less attractive to the potential pursuer).


                                 INDEMNIFICATION

         Minnesota Statutes, Section 302A.521, contain an extensive indemnification provision which requires mandatory indemnification by a corporation of any officer, director and affiliated person who was or is a party, or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member, director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a member, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted, or failed to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In some instances a court must approve such indemnification.

         As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.


                                  THE OFFERING

         The securities offered by this Prospectus are 3,000,000 shares of the Company's common stock. The shares offered are to be issued to distributors in the form of stock bonuses based upon the sales of the distributors and bonus points.

         If all of the shares offered are issued, a total of 18,469,250 shares of common stock will be outstanding after completion of the offering.

         There is no underwriter or sales agent in connection with this offering. This offering will only be made to the distributors on behalf of the Company by certain of its officers and employees, without compensation, where permitted by law, or, if required by state law, through a broker-dealer.

         The Company in its discretion, may modify the relationship of stock bonuses to sales or bonus points, or terminate this offering at any time.

         Any distributor receiving shares as a stock bonus will have taxable income equal to the fair market value of the shares when received. The Company intends to report as income to the distributor an amount equal to the applicable offering price multiplied by the number of shares received unless there is an active trading market for the common stock, in which case the average trading price in effect from time to time when the shares are received by distributors will be used for determining the amount of income. Due to a lack of a public trading market for the Company's common shares, distributors should not expect to be able to sell shares for cash, even though they will be required to pay income taxes on the income they realize with respect to the shares. Each distributor is advised to consult his or her own tax advisor with respect to the tax consequences of receiving shares as a stock bonus.

         The shares offered may not be sold or otherwise transferred for a period of three years from the date of issuance unless the Company's Board of Directors adopts a resolution terminating or altering the restriction. A legend referencing the restriction will be placed on the stock certificates for shares issued in this offering. The Company has decided to establish the restriction to assure That distributors have a continuing interest in the success of the Company.

         The Company will have expenses related to this offering of approximately $50,000 for registration fees, accounting fees, attorney fees, printing expense and others. The Company has sole responsibility for these expenses.


                                 TRANSFER AGENT

         The transfer agent for the Company is Signature Transfer, Inc., 14675 Midway Road, Dallas, Texas.


                                  LEGAL MATTERS

         Legal matters in connection with this offering of Common Shares will be passed upon for the Company by Charles Clayton, Attorney at Law, Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements of the Company as of May 31, 1998, attached to this Prospectus have been audited by House, Nezerka & Froelich, P.A., independent certified public accountants, and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Securities and Exchange Commission maintains a Web site that contains this Registration Statement and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the Web site is http.//www.sec.gov.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                                FINANCIAL REPORT

                                  MAY 31, 1998

                  [HOUSE, NEZERKA & FROELICH, P.A. LETTERHEAD]



                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Jurak Corporation World Wide, Inc.


         We have audited the accompanying balance sheet of Jurak Corporation World Wide, Inc., a Minnesota corporation, and a development stage company, as of May 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from incorporation (November 3, 1997) to May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements present fairly, in all material respects, the financial position of Jurak Corporation World Wide, Inc. as of May 31, 1998, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.



                                           /s/ House, Nezerka and Froelich, P.A.

                                           HOUSE, NEZERKA AND FROELICH, P.A.

Bloomington, Minnesota
August 5, 1998, except for Note 5, as to which the date is December 16, 1998

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                      May 31,       March 31,
             ASSETS                                                    1998           1999
                                                                    -----------    ----------
                                                                                   (Unaudited)

CURRENT ASSETS:
    Cash and cash equivalents                                        $ 251,132     $  12,684
    Accounts receivable                                                   --               8
    Inventories, raw materials                                          65,447       357,192
    Prepaid expenses                                                     3,000         1,745
                                                                     ---------     ---------
                                                                       319,579       371,629

DEPOSITS                                                                12,540        26,655

OFFICE EQUIPMENT                                                          --          47,907
                                                                     ---------     ---------

                                                                     $ 332,119     $ 446,191
                                                                     =========     =========


        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                 $   2,102     $   2,939
    Payable to stockholder, officer                                    112,376       225,017
                                                                     ---------     ---------
                                                                       114,478       227,956

SUBSEQUENT EVENTS (Note 5)

STOCKHOLDERS' EQUITY (Note 2):
    Convertible preferred stock, par value $.001 per share,
        50,000,000 shares authorized, none issued or outstanding          --            --
    Common stock, par value $.001 per share, 150,000,000 shares authorized, May 31, 1998 - 15,421,250 shares;
        March 31, 1999 - 15,547,750 shares issued and outstanding       15,421        15,548
    Additional paid-in capital                                         303,015       619,138
    Deficit accumulated during the development stage                  (100,795)     (416,451)
                                                                     ---------     ---------
                                                                       217,641       218,235
                                                                     ---------     ---------

                                                                     $ 332,119     $ 446,191
                                                                     =========     =========



See Notes to Financial Statements.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS



                                                       Period From       Period From                        Period From
                                                      Incorporation     Incorporation                      Incorporation
                                                      (November 3,      (November 3,                        (November 3,
                                                          1997)             1997)         Ten Months           1997)
                                                         through           through           Ended            through
                                                         May 31,          March 31,        March 31,         March 31,
                                                          1998              1998             1999              1999
                                                     --------------    --------------   --------------    --------------
                                                                         (Unaudited)      (Unaudited)       (Unaudited)

Sales                                                $        -        $        -       $       31,652    $       31,652
Cost of sales                                                 -                 -                4,046             4,046
                                                     --------------    --------------   --------------    --------------
                                                              -                 -               27,606            27,606

General, administrative, selling and
    pre-operating expenses                                 (102,022)          (77,132)        (345,725)         (447,747)
Interest income                                               1,227             -                2,463             3,690
                                                     --------------    --------------   --------------    --------------

             Net loss                                $     (100,795)   $      (77,132)  $     (315,656)   $     (416,451)
                                                     ==============    ==============   ==============    ==============


Loss per common share                                $         (.01)   $        -       $         (.02)
                                                     ==============    ===============  ==============

Loss per common share assuming dilution              $         (.01)   $        -       $         (.02)
                                                     ==============    ===============  ==============

Weighted average outstanding shares                      15,421,250             -           15,479,571
                                                     ==============    ==============   ==============



See Notes to Financial Statements.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                              Deficit
                                                                                                            Accumulated
                                             Common Stock                 Additional                           During
                                        -----------------------            Paid-In          Amount          Development
                                        Shares           Amount            Capital         Per Share           Stage
                                        ------           ------          ----------        ---------        -----------

Shares issued for cash, May 28, 1998    15,300,000      $    15,300         $   -           $    .001         $   -
Shares issued for cash, May 28, 1998       121,250              121           303,015           2.50              -
Net loss                                     -                -                 -                              (100,795)
                                       -----------      -----------         ---------                         ---------

Balance, May 31, 1998                   15,421,250           15,421           303,015                          (100,795)

Shares issued for cash:
    September 30, 1998                      48,000               48           119,952           2.50
    October 6, 1998                          2,000                2             4,998           2.50
    November 24, 1998                        2,000                2             4,998           2.50
    December 9, 1998                        60,000               60           149,940           2.50
    January 11, 1999                         2,000                2             4,998           2.50
    January 15, 1999                         6,000                6            14,994           2.50
    January 29, 1999                           500                1             1,249           2.50
    February 10, 1999                        4,000                4             9,996           2.50
    February 25, 1999                        2,000                2             4,998           2.50
Net loss                                     -                -                 -                              (315,656)
                                       -----------      -----------         ---------                         ---------

Balance, March 31, 1999
   (unaudited)                          15,547,750      $    15,548         $ 619,138                         $(416,451)
                                       ===========      ===========         =========                         =========


See Notes to Financial Statements.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS


                                                       Period From      Period From                        Period From
                                                      Incorporation    Incorporation                      Incorporation
                                                      (November 3,     (November 3,                        (November 3,
                                                          1997)             1997)         Ten Months           1997)
                                                         through           through           Ended            through
                                                         May 31,          March 31,        March 31,         March 31,
                                                          1998              1998             1999              1999
                                                     --------------    --------------   --------------    --------------
                                                                         (Unaudited)      (Unaudited)       (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                         $     (100,795)   $      (77,132)  $     (315,656)   $     (416,451)
    Depreciation                                              -                 -                6,000             6,000
    Increase in accounts receivable                           -                 -                   (8)               (8)
    Increase in inventories                                 (65,447)            -             (291,745)         (357,192)
    Increase in other assets                                 (3,000)            -                1,255            (1,745)
    Increase in accounts payable                              2,102             -                  837             2,939
    Increase (decrease) in payable to
       stockholder, officer                                 112,376            77,132          112,641           225,017
                                                     --------------    --------------   --------------    --------------
             Net cash used in operating activities          (54,764)            -             (486,676)         (541,440)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Deposits (paid) applied                                 (12,540)            -              (26,655)          (39,195)
    Purchase of office equipment                              -                 -              (41,367)          (41,367)
                                                     --------------    --------------   --------------    --------------
             Net cash used in investing activities          (12,540)            -              (68,022)          (80,562)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of common stock                                318,436             -              316,250           634,686
                                                     --------------    --------------   --------------    --------------

             Increase (decrease) in cash
                and cash equivalents                        251,132             -             (238,448)           12,684

Cash and cash equivalents:
    Beginning (inception)                                     -                 -              251,132             -
                                                     --------------    --------------   --------------    --------------

    Ending                                           $      251,132    $        -       $       12,684    $       12,684
                                                     ==============    ==============   ==============    ==============



See Notes to Financial Statements.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  May 31, 1998
                 (Information with respect to March 31, 1999 and
                the ten months ended March 31, 1999 is unaudited)


Note 1.       Nature of Business and Summary of Significant Accounting Policies:

              NATURE OF BUSINESS:

              The Company was incorporated on November 3, 1997 in the State of Minnesota and received its initial capital in May 1998. The Company was formed to manufacture and market dietary and herbal supplement products and since inception, has devoted its efforts to raising capital and developmental activities.

              The Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise, and therefore, is subject to the usual business risks of development stage companies. Planned principal operations have not yet commenced. Management intends to finance operations during the next twelve months with current assets, operating cash flows and additional equity contributions and loans. Management intends to develop strategies that will match its cash flows with its debt obligations as they become due.

              A summary of the Company's significant accounting policies follows:

              CASH AND CASH EQUIVALENTS:

              The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

              INCOME TAXES:

              Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

              INVENTORIES:

              Inventories consist of raw materials and are valued at the lower of cost (first-in, first-out method) or market.

              ESTIMATES AND ASSUMPTIONS:

              The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Significant estimates and assumptions include the valuation of stock issued and ability to generate future positive cash flows. Actual results could differ from Company estimates.

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  May 31, 1998
                 (Information with respect to March 31, 1999 and
                the ten months ended March 31, 1999 is unaudited)


Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued):

              LOSS PER COMMON SHARE:

              Loss per share is computed based on the weighted average number of common shares outstanding. Potential issuances that would reduce loss per common share are considered anti-dilutive and are excluded from the computation.

              INTERIM FINANCIAL INFORMATION:

              The interim financial statements as of March 31, 1998, for the ten month period ended March 31, 1999, and for the period from incorporation through March 31, 1998 are unaudited. In the opinion of management of the company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of financial statements. The results of operations for any interim period are not necessarily indicative of the results that may be expected for the full year.


Note 2.       Stockholder Rights:

              The convertible preferred stock is convertible into ten common shares at a price of $.10 per share for a period of ten years and has no voting rights unless converted into common shares.

              The Board of Directors have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and place of redemption and conversion right with respect to any stock of the Corporation.


Note 3.       Income Taxes:

              For income tax purposes, pre-opening costs are generally deferred and amortized to expense in future tax returns. The provision (benefit) for income taxes differs from the amount computed by applying the U.S. federal income tax rate to loss before income taxes as follows:

                                                                                                            Ten Months
                                                                                                               Ended
                                                                                         May 31,             March 31,
                                                                                          1998                 1999
                                                                                     --------------       --------------
                                                                                                            (Unaudited)

                 Expected tax (benefit) at statutory rate                            $      (35,000)      $     (110,000)
                 Effect of graduated federal rates                                           12,500               12,500
                 Increase in valuation allowance                                             22,500               97,500
                                                                                     --------------       --------------
                                                                                     $        -           $        -
                                                                                     ==============       ==============

                       JURAK CORPORATION WORLD WIDE, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  May 31, 1998
                 (Information with respect to March 31, 1999 and
                the ten months ended March 31, 1999 is unaudited)


Note 3.       Income Taxes (Continued):

              The following is a summary of deferred taxes:

                                               May 31,             March 31,
                                                1998                 1999
                                               -------            -----------
                                                                  (Unaudited)
                 Deferred tax assets:
                    Pre-opening costs      $       22,500       $      120,000
                    Valuation allowance           (22,500)            (120,000)
                                           --------------       --------------
                                           $        -           $        -
                                           ==============       ==============

              Tax law provides for limitation on the use of future loss carryovers should significant ownership changes occur.


Note 4.       Related Party Transactions:

              On August 5, 1998, the Board of Directors authorized the reimbursement and payment of $112,376 to its principal stockholder for pre-opening expenses and other disbursements incurred in the formation of the Company and as compensation for services performed.


Note 5.       Subsequent Events:

              The Company is currently negotiating royalty arrangements with a shareholder for use of various product formulations.

              On October 8, 1998, the Company resolved that the stock of the corporation, common and preferred, shall have a par value of $.001.

              The Company selected May 31 as its corporate year-end.

              The Company has leased 8,000 square feet of office and warehouse space in Las Vegas, Nevada at an approximate monthly rental of $6,000. The term of the lease is for three years and commences at September 15, 1998.


Note 6.       Comment on Operations:

              The Company has incurred significant expenses to date and will incur additional expenses in developing its business activity. The founding stockholder of the Company has agreed to provide sufficient financing to the Company, if necessary, to meet its cash requirements during the subsequent year.

PART II

Item 22 Indemnification of Directors and Officers

         The statutes of the State of Minnesota provide for indemnification of any officer, director or affiliated person for acts or omissions if he acted in good faith and in what he believed to be the best interests of the corporation. The registrant understands that the Securities and Exchange Commission feels that this indemnification is against public policy as to liability arising out of the Securities Act of 1933.

Item 23 Other Expenses of Issuance and Distribution

Registration Fees                                        $5,357
Accounting Fees.                                         $6,000
Legal Fees.                                             $20,000
Printing Expenses                                       $10,000
Blue Sky Fees                                            $5,000
Transfer Agent and Registrar Fees.                       $1,000
Miscellaneous                                            $3,000
   TOTAL                                                $50,357


Item 24 Recent Sales of Unregistered Securities
The following are all sales of unregistered securities for the past three years.

Name                            Number of Shares        Date       Amount Paid

Atlantic Venture Group               20,000             5/98        $50,000.00
Serge Beauchemin                    200,000             5/98           $200.00
Charles Clayton                      10,000             5/98            $10.00
Jeanette Dezainde                   200,000             5/98           $200.00
Michael Fielding                  1,500,000             5/98         $1,500.00
Frederique Giroud                   700,000             5/98           $700.00
Maria Jose Guedes                   300,000             5/98           $300.00
Steven Heverly                        4,000             5/98        $10,000.00
Norman Jurak                        460,000             5/98        $25,450.00
Loretta Dube                        710,000             5/98        $25,000.00
Jurak Holdings Limited            6,150,000             5/98         $6,150.00
Particia King                        10,000             5/98            $10.00
Chasha Kuzecki                       10,000             5/98            $10.00
Dominique Lacroix                   400,000             5/98           $400.00
Roger Matthews                    1,500,000             5/98         $1,500.00
Mary Metscaviz                        4,000             5/98        $10,000.00
Jean Papas                          300,000             5/98           $300.00
Kevin Patrick                         4,000             5/98        $10,000.00

Jacques Piche                       150,000             5/98           $150.00
John Picken                         920,000             5/98           $920.00
William Porter                      300,000             5/98           $300.00
Marcel Rouiller                     200,000             5/98           $200.00
Roger Theriault                   1,500,000             5/98         $1,500.00
Georgina Van Ver Molen                7,000             5/98        $17,500.00
Rodney Van Ver Molen                  7,000             5/98        $17,500.00
Zeus Investments                     55,250             5/98       $138,125.00
Denise Deslauries                    20,000             9/98        $50,000.00
Gilles Fortin                        20,000             9/98        $50,000.00
Marie Deslauries                      8,000             9/98        $20,000.00



The registrant believes that all transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement need be in effect prior to such issuances.


Item 25 Exhibits

3.0      Articles and By-Laws
5.0      Opinion of Counsel/with consent
23.0     Consent of William D. Appler
23.1     Consent of Accountant
99.0     Statement of Anthony Jurak

Item 26 Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (iv) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (v) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 21, 1999.


                       JURAK CORPORATION WORLD WIDE, INC.


                       By:_______/s/__________________
                                President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on January 13, 1999.



                     __________/s/_________________________
                  Anthony C. Jurak Chairman/ Secretary

                     __________/s/_________________________
                  Roger Theriault President/ Director